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                                                                   EXHIBIT 10.2

                    AMENDMENT TO SEVERANCE AGREEMENT
                    --------------------------------

     This AMENDMENT TO SEVERANCE AGREEMENT is made and effective as of the 13th day of April 2003, by and between RELIANT RESOURCES, INC., a Delaware corporation having its principal place of business in Houston, Harris County, Texas (the "Company"), and R. Steve Letbetter, an individual currently residing in Houston, Harris County, Texas ("Executive").

     WHEREAS, Executive was employed by the Company as the Chief Executive Officer and served as Chairman of the Board of Directors of the Company (the "Board"); and

     WHEREAS, Executive has resigned his employment as the Company's Chief Executive Officer and as a member of the Board and all of his other positions with the Company and its affiliates, effective as of April 13, 2003; and

     WHEREAS, the Company and the Executive have previously entered into that certain Severance Agreement, effective as of January 14, 2003 (the "Agreement"); and

     WHEREAS, the Company considers it in the best interest of the stockholders to amend certain provisions of the Agreement.

     NOW, THEREFORE, the Company and Executive have entered into this amendment to the Agreement, effective as of April 13, 2003, as follows:

     1. The definition of "Covered Termination" in Section 1 of the Agreement is hereby amended to add the following sentence to the end thereof:

  "Furthermore, notwithstanding the foregoing, a Covered Termination shall also include Executive's voluntary resignation of employment on April 13, 2003, pursuant to his letter of resignation dated that same date."

     2. Section 2(b) of the Agreement is hereby amended in its entirety to read as follows:

     "(b) PRO RATED BONUS: Executive will receive an amount equal to the product of (1) the Salary and (2) 200%, with the product of (1) and (2) prorated based on the number of days Executive was employed during the bonus year in which his employment terminated, with such amount being equal to $747,946. Such bonus shall be paid within 15 days after the expiration of the Waiver and Release revocation period."

     3. Section 2(c) of the Agreement is hereby amended to add the following sentence to the end thereof:

  "The foregoing notwithstanding, with respect to medical, dental and vision coverage for Executive and his eligible dependents, Executive may elect to



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     participate in the Company's retiree medical, dental and vision plan in which event (i) Executive shall pay premiums at the active employee rate, as in effect from time to time, until age 65, (ii) the Company will cause such coverage for Executive and his eligible dependents to be maintained at a cost to Executive equal to the active employee rate until Executive attains age 65, and (iii) upon attaining age 65, Executive and his eligible dependents will continue to be eligible to participate in the retiree medical, dental and vision plan, if any, at retiree rates as then in effect for other retirees."

          4. Section 2(e) of the Agreement is hereby amended in its entirety to read as follows:

          "(e) FINANCIAL PLANNING: Continued access, for the remainder of the calendar year 2003, to financial planning services up to a maximum direct cost to the Company of $25,000."

          5. Section 8 of the Agreement is hereby amended in its entirety to read as follows:

          "8.   NON-SOLICITATION AND NON-COMPETITION:

          (a) In consideration for the full vesting on April 13, 2004 of Executive's unvested Performance Shares for the 2001-2003 period and 2002-2004 period, at target, and the unvested time-based restricted shares under the Company's long-term incentive plans that are outstanding as of Executive's termination date and that would otherwise terminate and expire as of such date, and for such other consideration provided under this Agreement, including but not limited to the Company's agreement to provide Executive with Confidential Information regarding the Company and the Company's business, Executive agrees that for the one-year period commencing on April 13, 2003, he shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its affiliates or ventures with whom Executive had any actual contact while employed at the Company.

          (b) Additionally, for consideration set forth in Section 8(a) above, Executive agrees that for one year following April 13, 2003, he will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.


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     (c)    The restrictions contained in this Section 8 are limited to the geographic area of the state of Texas.

     (d) Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, are ancillary to otherwise enforceable provisions of this Agreement; that the consideration provided by the Company gives rise to the Company's interest in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive's consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company's need to protect its Confidential Information."

     6. The Agreement is hereby amended to add Section 18 thereto, as follows:

     "18. CONSULTING AGREEMENT: The Company agrees to retain Executive commencing on April 14, 2003 (the "Effective Date"), as an independent consultant, and Executive agrees to render consulting services for the period described in Section 18(a) hereof and upon the other terms and conditions herein provided.

           (a) The period of Executive's engagement as a consultant shall commence on the Effective Date and will continue (unless sooner terminated pursuant to Section 18(g) hereof) until April 13, 2004, provided that the Company or Executive gives 30 days' written notice to the other in advance of such expiration date that the Company or Executive, as applicable, intends not be extend the term of the engagement. If the engagement is not so terminated as provided in the foregoing sentence, then the term of this engagement shall be automatically extended for an additional month following the expiration of the original 12-month term and thereafter shall be automatically extended for additional successive one-month periods unless, and until, the Company or Executive gives 30 days' written notice in advance of a monthly anniversary date that the Company or Executive, as applicable, intends not to further extend the term.

           (b) Executive hereby engages to provide during the term of this engagement such services of a consulting or advisory nature as the Company may reasonably request with respect to matters arising out of the conduct of the Company's business during the period that Executive was en employee of the Company. During the term of such engagement, Executive will provide consulting service with respect to matters, including, but not limited to, assisting the Company in responding to (i) investigations, inquiries or any other proceeding relating to the Company's

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     activities by governmental bodies and agencies or (ii) disputes or litigation involving the Company or any of its subsidiaries. Subject to Executive's obligations and responsibilities with respect to any other employment Executive obtains, Executive will devote his efforts and time during the term of such engagement as shall be reasonably necessary to perform his services as requested hereunder and to advance the interests of the Company. Executive will act solely in a consulting capacity hereunder and in consequence shall not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company. Executive will not be an employee of the Company during the term of this engagement, but shall act in the capacity of an independent contractor. The Company shall not exercise control over the detail, manner or methods of the performance of the services by Executive as a consultant under this Agreement.

          (c) The Company shall pay Executive $83,333.33 each month during the term of his engagement under this Section 18, with the first payment being made on or about May 1, 2003, or, if later, as soon as administratively practicable after the expiration of the Waiver and Release revocation period, and each monthly payment made thereafter on or about the first business day of the applicable month. Moreover, for each hour of consulting services provided that exceeds 1040 hours during the first year (or that exceed 85 hours during any month after the first year), Executive shall be paid at the rate of $500 per hour for consulting services actually performed under this Agreement.

          (d) The Company shall reimburse Executive for reasonable expenses incurred in the performance of consulting services hereunder, including travel and the cost of necessary office equipment or supplies.

          (e) Executive's sole compensation for the services rendered pursuant to this Agreement following his termination date shall be the amount provided for above in Section 18(c). Executive will not be entitled to participate in any employee benefit or compensation plan or arrangement of the Company with respect to the work done under this Agreement as a consultant, and no service pursuant to this Agreement shall be credited as service for any purposes under any employee benefit or compensation plan or arrangement of the Company. Executive hereby waives any rights to benefits under any employee benefit or compensation plan or arrangement should any judicial or administrative determination conclude that Executive was otherwise eligible or such plan or arrangement.

          (f) Executive will submit monthly invoices for charges and reimbursements (excluding the monthly payments provided in Section 18(c) above) due for services as a consultant under this Agreement to P.O. Box 1384, Houston, Texas 77251-1384, Attention: General Counsel.

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     Each invoice must detail any reasonable and necessary reimbursable expenses incurred in performing Executive's obligations under this Agreement and include any other information the Company reasonably requests. Payment for said invoiced amounts shall be payable by the Company within 15 days after receipt of invoice by the Company. Should the Company dispute any portion of Executive's monthly invoice, the Company shall pay the undisputed portion of the invoice and advise Executive in writing of the disputed portion.

         (g) Executive's engagement as a consultant will terminate automatically upon his death. If Executive's death occurs during the first 12-month period of his consulting engagement, the remainder of the monthly payments due for such 12-month period will be paid to Executive's estate or his designated beneficiary (as designated by Executive in writing and provided to the Company in a form acceptable to the Company) no later than 15 days after notification of his death. Upon any termination or expiration of Executive's engagement hereunder, he shall continue to be subject to the provisions of Section 8 of the Agreement (it being understood and agreed that such provisions shall survive any termination or expiration of Executive's engagement hereunder for any reason).

         (h) Since Executive will not be an employee of the Company during the term of this Agreement, but shall act in the capacity of an independent contractor, the Company will not withhold from any amounts payable for Executive's services as a consultant under this Agreement federal, state, city or any other taxes. Executive agrees and acknowledges that it is his responsibility to pay all such taxes that shall be required pursuant to any law or governmental regulation or ruling and Executive agrees to indemnify and hold the Company harmless from any liability for such taxes. If the Internal Revenue Service makes a claim, which, if successful, would require the Company to make a payment or withhold any such taxes, Executive agrees to cooperate in good faith with the Company concerning the contest of the claim."


     7.  The Agreement is hereby amended to add Section 19 thereto, as follows:


     "19. 1985 DEFERRAL PLAN: Executive's benefit under the 1985 Deferral Plan ('Deferral Plan') will be paid to Executive in 15 annual installments of $49,152 each, with the first payment due May 1, 2003 or, if later, within five days after the expiration of the Waiver and Release revocation period. Except as provided herein, such benefit shall be subject to all applicable terms and conditions of the Deferral Plan."


     8.  The Agreement is hereby amended to add Section 20 thereto, as follows:








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     "20. SPLIT-DOLLAR LIFE INSURANCE: Executive will have the right to elect to purchase the split-dollar life insurance policy currently maintained by the Company on his life in accordance with the terms and conditions of such split-dollar arrangement at the greater of (a) the cash surrender value of the policy or (b) the total premiums paid by the Company with respect to the policy as of his termination date. The foregoing right shall expire, terminate and be of no further force and effect if Executive fails to exercise such right prior to the date payment of the annual policy premium is due, October 1, 2003, and the policy will be terminated by the Company as of such date. The Company agrees not to terminate the split-dollar life insurance policy prior to October 1, 2003."

      9.  The Agreement is hereby amended to add Section 21 thereto, as follows:

     "21. EXECUTIVE OFFICE SPACE: Executive will be provided office space, as assigned by the Company, on the 18th floor in the Company's existing building located at 1111 Louisiana, Houston, Texas, together with parking, related facilities and secretarial assistance on an ad hoc basis, commencing on the date he executes the Amendment to the Agreement until the date the Company relocates its employees officing on the 18th floor of such building ('Relocation Date') to the Company's new building located at 1000 Main, Houston, Texas ('New Building'). Executive will be provided office space, as assigned by the Company, in the Company's New Building, together with parking, related facilities and secretarial assistance on an ad hoc basis, for a period of three years commencing on the Relocation Date."

     10.  The Agreement is hereby amended to add Section 22 thereto, as follows:

     "22. CLUB MEMBERSHIP: The Company agrees to transfer the Company's Lochinvar membership to Executive and the Company agrees to pay to Lochinvar any related transfer fees not to exceed $7500."


     11.  The Agreement is hereby amended to add Section 23 thereto, as follows:

     "23. SECURITY: The Company agrees to continue to provide Executive security monitoring of Executive's primary residence located in Harris County, Texas, under the Company's existing security monitoring program and policies as in force from time to time, until Executive attains age 65, and thereafter at the incremental cost to the Company of installing, maintaining, monitoring and otherwise providing security service. Such service shall be of the same kind and quality as afforded to Company senior executives. Should such service be discontinued to all Company executives, the Company shall have no further obligation to Executive under this Section 23."

     12.  The Agreement is hereby amended to add Section 24 thereto, as follows:

     "24. D&O INSURANCE AND INDEMNIFICATION RIGHTS: The Company will continue to maintain in effect as to Executive (a) any rights to





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     indemnification and contribution afforded under the Company's charter and bylaws provisions and provisions of any other indemnification agreement currently in effect that apply to Executive's services to the Company, and
     (b) for a period of six years after Executive's termination date, coverage under directors' and officers' liability insurance policies that, by their terms, apply to Executive's acts and omissions while serving the Company in the same amount(s) and to the same extent as such coverage is maintained for the directors and officers of the Company. Executive agrees to sign an agreement, in the form attached hereto, to repay all sums advanced by the Company in connection with its indemnification obligations in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company in accordance with the Company's Bylaws and Delaware Corporation Law."

          13. The Company will pay all reasonable legal, accounting and financial expenses incurred by Executive in the negotiation of this amendment to the Agreement.

          14. Except as otherwise expressly provided in this amendment to the Agreement to the contrary, and without duplication of benefits, Executive shall be entitled to the benefits as provided under the terms of the Agreement, and all terms, conditions, and restrictions set forth in the Agreement, including, but not limited to, the Waiver and Release requirement, shall continue in full force and effect and shall apply with respect to this amendment.

          15. This amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.




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          IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be executed as of the date set forth below, but effective as of April 13, 2003.


                                        RELIANT RESOURCES, INC.


                                        By:    /s/ Joel V. Staff
                                               ------------------------
                                        Name:  JOEL V. STAFF
                                               ------------------------
                                        Title: CHAIRMAN & CEO
                                               ------------------------

                                        Signature Date:  5/1/03
                                                        ---------------


                                        EXECUTIVE


                                        /s/ R. Steve Letbetter
                                        -------------------------------
                                        R. Steve Letbetter

                                        Signature Date:  4-30-03
                                                        ---------------





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                                                      ATTACHMENT TO AMENDMENT TO
                                                             SEVERANCE AGREEMENT

                                 April __, 2003


Mr. R. Steve Letbetter
3251 Del Monte
Houston, Texas 77019

     Re:  Indemnification Agreement

Dear Steve:

     In accordance with the Bylaws of Reliant Resources, Inc. (the "Company") and Delaware Corporation Law, the Company has agreed to advance reasonable attorneys' fees and expenses that may be incurred by you in connection with the current inquiries into the Company's business, accounting practices and other related matters. In order for the Company to advance these fees and expenses, we are required pursuant to Delaware law to obtain your agreement to the following.

     You understand that the Company shall halt any further advancement of fees if it is ultimately determined in accordance with the Company's Bylaws and Delaware Corporation Law that you are not entitled to indemnification by the Company.

You understand and agree to repay all amounts advanced in accordance with this agreement, if it is ultimately determined that you are not entitled to indemnification by the Company in accordance with the Company's Bylaws and Delaware Corporation Law.


                                             Sincerely yours,



                                             --------------------------------
                                             Name:
                                                   --------------------------
                                             Title:
                                                   --------------------------


The foregoing is acceptable and agreed to:



------------------------------------------
R. Steve Letbetter